Exhibit 4.3

CLAXSON INTERACTIVE GROUP INC.

AMENDED AND RESTATED 2001 SHARE INCENTIVE PLAN

CLAXSON INTERACTIVE GROUP INC.

AMENDED AND RESTATED 2001 SHARE INCENTIVE PLAN

SECTION 1. PURPOSE; DEFINITIONS

     The purpose of the Plan is to enable the Company to attract, retain and motivate directors, officers, employees and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a share plan providing incentives directly linked to the financial performance of the Company’s businesses and to increases in the value of the Company for its shareholders.

     For purposes of the Plan, the following terms are defined as set forth below:

     (a) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is controlled by, controls, or is under common control with, such Person.

     (b) “Awards” mean Share Options or Restricted Shares granted pursuant to the Plan.

     (c) “Board” means the Board of Directors of the Company.

     (d) “Cause” means, unless otherwise provided in a written Award agreement, (i) “Cause,” as defined in any individual Agreement to which the participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful refusal of the participant to perform in any material respect the participant’s duties or responsibilities or the failure of the participant to comply in any material respect with the Company’s policies and procedures, (B) the participant’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony, (C) the participant’s fraud or other illegal conduct in the performance of the participant’s duties for the Company, or (D) the participant’s willful and material violation of applicable U.S. (federal, state, or local) or non-U.S. securities laws or regulations, or of applicable stock exchange rules and regulations. The Committee shall, unless otherwise provided in an Individual Agreement with the participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

     (e) “Change in Control” has the meaning set forth in Section 7(b).

     (f) “Cisneros Entities” means Carlton Investments LLC, Carlyle Investments LLC, any Affiliate of either Carlton Investments LLC or Carlyle Investments LLC, and any member or members of the Cisneros Family.

     (g) “Cisneros Family” shall mean Ricardo Cisneros or Gustavo Cisneros, members of their immediate families and their lineal descendants, any trusts or entities established primarily for the benefit of any such persons, and any entities controlled directly or indirectly by any such individuals or entities.

     (h) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     (i) “Combination Agreement” means that Combination Agreement dated October 30, 2000, as amended as of June 26, 2001 and August 7, 2001, by and among Claxson Interactive Group Inc., (formerly known as New Site Inc.), Carlyle Investments LLC and Carlton Investments LLC, (as assignees of Newhaven Overseas Corp.), Ibero-American Media Partners II Ltd., Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., HMLA 1-SBS Coinvestors, L.P., and El Sitio, Inc.

     (j) “Combination Agreement Effective Time” shall mean the Effective Time (as defined in the Combination Agreement).

     (k) “Commission” means the U.S. Securities and Exchange Commission or any successor agency.

     (l) “Committee” means the Committee referred to in Section 2.

     (m) “Common Shares” means Class A Common Shares of the Company, par value US $.01 per share.

     (n) “Company” means Claxson Interactive Group Inc., a British Virgin Islands international business company.

     (o) “Covered Employee” means a participant designated prior to the grant of an Award who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which such Award is, or is expected to be, taxable to such participant.

     (p) “Disability” means, unless otherwise provided in a written Award agreement, (i) “Disability” as defined in any Individual Agreement to which the participant is a party, or (ii) if there is no such Individual Agreement or if it does not define “Disability,” permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the participant, or, if no such Long-Term Disability Plan is applicable, the inability of the participant to perform in all material respects his or her duties and responsibilities to the Company, its Subsidiaries, and its Affiliates, by reason of a mental or physical disability or infirmity which is reasonably expected to be permanent and which has continued for a period of six consecutive months.

     (q) “Eligible Individuals” mean directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates, who are providing, or will provide, bona fide services to the Company, or its Subsidiaries or Affiliates.

     (r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     (s) “Fair Market Value” means, except as otherwise provided by the Committee, as of any given date, the closing per-share sales price for the Common Shares as reported on Nasdaq (or other such market or exchange on which such prices are regularly quoted) for the immediately preceding date, or if the Common Shares are regularly traded on Nasdaq (or other such market or exchange) but were not traded on Nasdaq (or other such market or exchange) on such immediately preceding date, then on the next preceding date on which Common Shares were traded on Nasdaq (or such other market or exchange on which such shares were traded), all as reported by such source as the Committee may select. If there is no market or exchange upon which Common Shares are regularly traded, the Fair Market Value shall mean the value established by the Committee in good faith.

     (t) “Founders” has the meaning set forth in the Combination Agreement.

     (u) “Hicks Muse Entities” means Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., HMLA 1-SBS Coinvestors, L.P., and any Affiliate of any of Hicks, Muse, Tate & Furst Latin America Fund, L.P., Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., or HMLA 1-SBS Coinvestors, L.P.

     (v) “Incentive Share Option” means any Share Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

     (w) “Individual Agreement” means any written employment, consulting or similar agreement between a participant and the Company or one of its Subsidiaries or Affiliates.

     (x) “Non-Qualified Share Option” means any Share Option that is not an Incentive Share Option.

     (y) “Performance Goals” means the performance goals that may be established by the Committee in writing in connection with the grant of Restricted Shares. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, sales, net profit after tax, operating profit, cash generation, unit volume, return on equity, increase in working capital, return on capital or shareholder return, and (ii) such Performance Goals shall be set by the 162(m) Committee (and ratified by the Board) within the time period prescribed by, and otherwise structured and administered in a manner designed to satisfy, Section 162(m) of the Code and related regulations.

     (z) “Person” means an individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act).

     (aa) “Plan” means the Claxson Interactive Group Inc. 2001 Share Incentive Plan, as set forth herein and as hereinafter amended from time to time.

     (bb) “Qualified Performance-Based Award” means an Award of Restricted Shares designated as such by the Board at the time of grant, based upon a determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Award and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

     (cc) “Restricted Shares” means an Award granted under Section 6.

     (dd) “Restricted Shares Agreement” is defined in Section 6(c)(vi).

     (ee) “Retirement” means retirement from active employment or other service with the Company, a Subsidiary or Affiliate at or after age 65.

     (ff) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

     (gg) “Share Option” means an Award granted under Section 5.

     (hh) “Share Option Agreement” is defined in Section 5(m).

     (ii) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

     (jj) “Termination of Service” means the termination of the participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Service if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. A temporary absence from employment because of illness, vacation, leave of absence, or transfer among the Company and its Subsidiaries and Affiliates shall not be considered to constitute a Termination of Service.

     In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. ADMINISTRATION

     The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”); provided, however, that the grant and terms (including any Performance Goals and target levels of achievement) of any Qualified Performance-Based Award shall be determined by a separate subcommittee (the “162(m) Committee”) composed solely of not less than two non-employee directors who qualify as “independent directors” within the meaning of Rule 4200 of the National Association of Securities Dealers, and as “outside directors” within the meaning of Section 162(m) of the Code, which shall be appointed by, and serve at the pleasure of, the Board; provided, further, that should any participant be subject to Section 16 of the Exchange Act (to the extent, if any, that Section 16 of the Exchange Act is applicable) with respect to Common Shares subject to an Award, the Committee shall take all steps necessary to ensure that such Award is granted in a manner designed to ensure that future transactions with respect to such Common Shares will be exempt from the short-swing profit recovery provisions of Section 16 of the Exchange Act (to the extent, if any, that Section 16 of the Exchange Act is applicable), including, if necessary, delegating the responsibilities to grant and establish the terms of such Award to another committee or to a subcommittee.

     The Committee shall have authority to grant Share Options pursuant to the terms of the Plan to Eligible Individuals. The Board shall have the authority to award Restricted Shares pursuant to the terms of the Plan to Eligible Individuals.

     Among other things, the Committee shall have the authority, subject to the terms of the Plan:

     (a) To select the Eligible Individuals to whom Share Options may from time to time be granted;

     (b) To determine whether and to what extent Incentive Share Options, Non-Qualified Share Options, or any combination thereof are to be granted hereunder;

     (c) To determine the number of Common Shares to be covered by each Share Option granted hereunder;

     (d) To determine the terms and conditions of any Share Option granted hereunder (including, but not limited to, the option price (subject to Section 5(a))), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary or Affiliate), based on such factors as the Committee shall determine;

     (e) Subject to Section 8, to modify, amend or adjust the terms and conditions of any Share Option, at any time or from time to time; and

     (f) To determine to what extent and under what circumstances Common Shares and other amounts payable with respect to an Award may be deferred by a participant.

     Except to the extent reserved to the Board, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and of any Award issued under the Plan (and any agreement relating thereto), to correct any defect or supply any omission or reconcile any inconsistency in the manner the Committee deems necessary or desirable, and to otherwise supervise the administration of the Plan.

     The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange or automated interdealer securities market, allocate all or any portion of its responsibilities and powers to any one or more of its members; provided that no such allocation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act (to the extent, if any, that Section 16 of the Exchange Act is applicable) or, unless otherwise permitted by the Board at any time, cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation may be revoked by the Committee or by the Board at any time.

     Any determination made by the Committee or pursuant to allocated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the

Committee or the members thereof to whom authority has been allocated at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or the members thereof to whom authority has been allocated pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants, unless determined otherwise by the Board.

     Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act (to the extent, if any, that Section 16 of the Exchange Act is applicable). To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3. COMMON SHARES SUBJECT TO PLAN

     The maximum number of Common Shares that may be delivered to participants and their beneficiaries under the Plan shall be 930,000, subject to adjustment in accordance with this Section 3. No participant, other than the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Pay Television Division of the Company, may be granted Share Options covering in excess of 85,000 Common Shares in any fiscal year of the Company; provided, however, that Roberto Vivo-Chaneton, the initial Chairman of the Board and Chief Executive Officer of the Company, shall receive an initial grant of Share Options covering 185,389 Common Shares. None of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Pay Television Division of the Company, may be granted Share Options covering in excess of 225,000 Common Shares in any fiscal year of the Company. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

     If any Award is forfeited, or if any Share Option terminates, expires or lapses without being exercised, Common Shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan. To the extent any Common Shares subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such Common Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Common Shares available for delivery under the Plan. The maximum number of Common Shares that may be issued pursuant to Share Options intended to be Incentive Share Options shall be 930,000 Common Shares. The maximum number of Common Shares that may be issued pursuant to Share Options shall be 930,000 Common Shares. No more than 85,000 Common Shares may be subject to Qualified Performance-Based Awards granted to any participant in any calendar year; provided, however, that each of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Pay Television Division of the Company, may be granted up to 225,000 Common Shares in any calendar year that are subject to Qualified Performance-Based Awards.

     In the event of any change in corporate capitalization (including, but not limited to, a change in the number of Common Shares outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of Common Shares or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Share Options to be granted to any participant, in the number, kind and option price of shares subject to outstanding Share Options, in the number and kind of shares subject to outstanding Restricted Shares granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 4. ELIGIBILITY

     Share Options may be granted by the Committee under the Plan to Eligible Individuals selected by the Committee, in its discretion. Restricted Shares may be granted by the Board under the Plan to Eligible Individuals selected by the Board, in its discretion.

SECTION 5. SHARE OPTIONS

     Share Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Share Options; and Non-Qualified Share Options. Any Share Option granted under the Plan shall be either an Incentive Share Option or a Non-Qualified Share Option, as the Committee shall determine.

     The Committee shall have the authority to grant any optionee Incentive Share Options, Non-Qualified Share Options or both types of Share Options; provided, however, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3. Incentive Share Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Share Option is not designated as an Incentive Share Option or even if so designated does not qualify as an Incentive Share Option on or subsequent to its grant date, it shall constitute a Non-Qualified Share Option. Notwithstanding anything else contained herein, to the extent that any Share Option is granted to an individual who the Committee determines to be a Covered Employee, the responsibility to grant and establish the terms of such Share Option shall be delegated to the 162(m) Committee, subject to the ratification of such Award by the Board.

     The terms and provisions of Share Option Agreements need not be the same for each participant, but must be in accordance with the terms of this Plan. Each Share Option Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Share Option or a Non-Qualified Share Option. The grant of a Share Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Share Option, determines the number of Common Shares to be subject to such Share Option to be granted to such Eligible Individual and specifies the terms and provisions of the Share Option. The Company shall notify an Eligible Individual of any grant of a Share Option, and a written Share Option Agreement or Share Option Agreement shall be duly executed and delivered by the Company to the participant. Such Share Option Agreement or Share Option Agreements shall become effective upon execution by the Company and the participant.

     Share Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

     (a) Option Price. The option price per Common Share purchasable under a Share Option shall be determined by the Committee and set forth in the applicable Share Option Agreement, and shall not be less than the Fair Market Value of a Common Share on the date of grant.

     (b) Option Term. Unless otherwise determined by the Committee and provided in the applicable Share Option Agreement, the term of each Share Option shall be 10 years; provided, however, that no Incentive Share Option shall under any circumstances be exercisable more than 10 years after the date the Share Option is granted.

     (c) Exercisability. Unless determined otherwise by the Committee and provided in the applicable Share Option Agreement, each Share Option shall become vested and exercisable with respect to 30% of the Common Shares covered thereby on the first anniversary of the date of grant, with respect to an additional 30% of such Common Shares on the second anniversary of the date of grant, and with respect to the remaining 40% of such Common Shares on the third anniversary of the date of grant. The Board may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Board may determine. In addition, the Board may at any time accelerate the exercisability of any Share Option. The exercise date of a Share Option shall be the later of the date a notice of exercise is received by the Committee and, if applicable, the date payment is received by the Committee pursuant to this Section 5.

     (d) Method of Exercise.

     (i) Subject to the provisions of this Section 5, Share Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of Common Shares subject to the Share Option to be purchased. Such notice shall be accompanied by payment in full of the option price by certified or bank check or such other instrument as the Committee may accept. The Committee may approve payment, in full or in part, by any of the following methods:

     (1) Payment in the form of unrestricted Common Shares (by delivery of such Common Shares or by attestation) already owned by the optionee (based on the Fair Market Value of the Common Shares on the date the Share Option is exercised); provided, however, that, in the case of an Incentive Share Option, the right to make a payment in the form of already owned Common Shares may be authorized only at the time the Share Option is granted and provided, further, that such already owned Common Shares have been held by the optionee for at least six months at the time of exercise or had been purchased on the open market;

     (2) Delivery of a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the applicable portion of the option price of such Share Option, and, if requested, the amount of any U.S. (federal, state, or local) or non-U.S. withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms; or

     (3) Instruction to the Committee to withhold a number of Common Shares having a Fair Market Value on the date of exercise equal to the applicable portion of the option price of such Share Option.

     (ii) The Board may provide for Company loans to be made for purposes of the exercise of Share Options.

     (iii) No Common Shares shall be issued until full payment therefor has been made.

     (iv) Except as otherwise provided in Section 5(k) below, an optionee shall have all of the rights of a shareholder of the Company holding Common Shares (including, if applicable, the right to vote the Common Shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such Common Shares and, if requested, has given the representation described in Section 10(a).

     (e) Nontransferability of Share Options. No Share Option shall be transferable (by means of sale, assignment, exchange, encumbrance, hypothecation, pledge or otherwise) by the optionee other than (i) by will or by the laws of descent and distribution or (ii) in the case of a Non-Qualified Share Option, as otherwise expressly permitted by the Board. All Share Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the terms “holder” and “optionee” include such guardian, legal representative and other permitted transferee.

     (f) Termination by Death. Unless otherwise determined by the Committee and provided in the applicable Share Option Agreement, if an optionee incurs a Termination of Service by reason of death, any Share Option held by such optionee may thereafter be exercised, to the extent exercisable on the date of death, or on such accelerated basis as the Committee may determine, for a period of one year from the date of such death or until the expiration of the stated term of such Share Option, whichever period is the shorter.

     (g) Termination by Reason of Disability. Unless otherwise determined by the Committee and provided in the applicable Share Option Agreement, if an optionee incurs a Termination of Service by reason of Disability, any Share Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable on the date of such Termination of Service, or on such accelerated basis as the Committee may determine, for a period of two years from the date of such Termination of Service or until the expiration of the stated term of such Share Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Share Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable on the date of death for a period of one year from the date of such death or until the expiration of the stated term of such Share Option, whichever period is the shorter. In the event of Termination of Service by reason of Disability, if an Incentive Share Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Share Option shall thereafter be treated as a Non-Qualified Share Option.

     (h) Termination by Reason of Retirement. Unless otherwise determined by the Committee and provided in the applicable Share Option Agreement, if an optionee incurs a Termination of Service by reason of Retirement, any Share Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable on the date of such Termination of Service, or on such accelerated basis as the Committee may determine, for a period of two years from the date of such Termination of Service or until the expiration of the stated term of such Share Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Share Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable on the date of death for a period of one year from the date of such death or until the expiration of the stated term of such Share Option, whichever period is the shorter. In the event of Termination of Service by reason of Retirement, if an Incentive Share Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Share Option shall thereafter be treated as a Non-Qualified Share Option.

     (i) Other Termination. Unless otherwise determined by the Committee and provided in the applicable Share Option Agreement: (A) if an optionee incurs a Termination of Service for Cause, all Share Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Service for any reason other than death, Disability, Retirement or for Cause, any Share Option held by such optionee may be exercised, to the extent it was exercisable on the date of Termination of Service, or on such accelerated basis as the Committee may determine, for six months from the date of such Termination of Service or until the expiration of the stated term of such Share Option, whichever period is the shorter; provided, however, that if the optionee dies within such six-month period, any unexercised Share Option held by such optionee shall, notwithstanding the expiration of such six-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of such Share Option, whichever period is the shorter. If an Incentive Share Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Share Option shall thereafter be treated as a Non-Qualified Share Option.

     (j) Cashing Out of Share Option. On receipt of written notice of exercise, the Board may elect to cash out all or part of the portion of the Common Shares for which a Share Option is being exercised by paying the optionee an amount, in cash or Common Shares, equal to the product of (i) the excess of the Fair Market Value of a Common Share over the per-Common Share option price times (ii) the number of Common Shares for which the Share Option is being exercised on the effective date of such cash-out.

     (k) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of a Share Option, receipt of all or a portion of the Common Shares subject to such Share Option and/or to receive cash at such later time or times in lieu of such deferred Common

Shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d)(iv) above, an optionee who elects such deferral shall not have any rights as a shareholder with respect to such deferred Common Shares unless and until shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

     (l) Expiration of Share Options. Notwithstanding anything else contained herein, Share Options shall expire and may not be exercised to any extent after the earlier to occur of the following events: (i) the expiration of the stated term or (ii) a Termination of Service of the participant, except to the extent a post-Termination of Service exercise period is specified in the Award agreement or in this Section 5 for all or a portion of the Share Option, after which such portion of the Share Option shall expire. Upon such expiration, any portion of the Share Option that has not already been exercised shall be forfeited.

     (m) Award Agreement. Each Share Option shall be confirmed by, and subject to, the terms of a written Share Option agreement (the “Share Option Agreement”) duly executed by the Company and the participant.

SECTION 6. RESTRICTED SHARES

     (a) Administration. Awards of Restricted Shares may be awarded either alone or in addition to other Awards granted under the Plan. The Board shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Shares will be awarded, the number of Common Shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 6(c).

     (b) Awards and Certificates. Awards of Restricted Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more share certificates. Any certificate issued in respect of Restricted Shares shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

     “The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Claxson Interactive Group Inc. 2001 Share Incentive Plan and a Restricted Share Agreement. Copies of such Plan and Agreement are on file at the offices of Claxson Interactive Group Inc.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Shares, the participant shall have delivered an irrevocable stock power, endorsed in blank, relating to the Common Shares covered by such Award.

     (c) Terms and Conditions. Awards of Restricted Shares shall be subject to the following terms and conditions:

     (i) The Board may designate a potential Award of Restricted Shares as a Qualified Performance-Based Award, in which case the grant, terms, and conditions of such Award shall be determined by the 162(m) Committee, and the grant or vesting, as applicable, of such Restricted Shares shall be conditioned upon the attainment of Performance Goals selected by the 162(m) Committee, subject to the ratification of such Award by the Board. If the Board does not designate an Award of Restricted Shares as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Shares is a Qualified Performance-Based Award, the Board may also condition the grant or vesting thereof upon the continued service of the participant. The conditions for grant or vesting and the other provisions of Restricted Share Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Board may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions.

     (ii) Subject to the provisions of the Plan and the applicable Restricted Shares Agreement, during the period, if any, set by the Board, commencing with the date of an Award for which a participant’s continued service is required (the “Restriction Period”), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Shares; provided, however, that the foregoing shall not prevent a participant from pledging Restricted Shares as security for a loan, the sole purpose of which is to provide funds to pay the option price for Share Options.

     (iii) Except as provided in this Section 6(c)(iii) and Sections 6(c)(i) and 6(c)(ii) and the applicable Restricted Shares Agreement, the participant shall have, with respect to Restricted Shares, all of the rights of a shareholder of the Company holding Common Shares, including, if applicable, the right to vote the Common Shares and the right to receive any cash dividends. If so determined by the Board in the applicable Restricted Shares Agreement, (A) cash dividends on the Common Shares underlying the Restricted Shares Award shall be automatically deferred and reinvested in additional Restricted Shares, held subject to the vesting of the underlying Restricted Shares, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Shares shall be paid in the form of Restricted Shares, held subject to the vesting of the underlying Restricted Shares, or held subject to meeting Performance Goals applicable only to dividends.

Reinvestment of dividends in additional Restricted Shares at the time of any dividend payment shall only be permissible if sufficient Common Shares are available under Section 3 for such reinvestment (taking into account then outstanding Share Options and other Awards).

     (iv) Except to the extent otherwise provided in the applicable Restricted Shares Agreement or Section 6(c)(i), 6(c)(ii), 6(c)(v) or 7(a)(ii), upon a participant’s Termination of Service for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all Common Shares still subject to restriction shall be forfeited by the participant; provided, however, that the Board shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such participant’s Restricted Shares.

     (v) If and when any applicable Performance Goals are satisfied and any applicable Restriction Period expires without a prior forfeiture of the Restricted Shares, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates.

     (vi) Each Restricted Shares Award shall be confirmed by, and be subject to, the terms of a written Restricted Shares agreement (the “Restricted Shares Agreement”), duly executed by the Company and the participant.

SECTION 7. CHANGE IN CONTROL PROVISIONS

     (a) Effect of Change in Control. Notwithstanding any other provision of the Plan to the contrary, unless provided otherwise in an Award agreement, in the event of a Change in Control;

     (i) Any Share Options outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested;

     (ii) The restrictions and limitations applicable to any Restricted Shares shall lapse, and such Restricted Shares shall become free of all restrictions and limitations and become fully vested and transferable; and

     (iii) The Board may make additional adjustments and/or settlements of outstanding Awards as it reasonably deems appropriate and consistent with the Plan’s purposes, including, without limitation, requiring the payment of a cash amount in exchange for the cancellation of an Award and/or requiring the issuance of a substitute award that will substantially preserve the value, rights, and benefits as of the date of the Change in Control of any affected Award previously granted.

     (b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

     (i) Any acquisition after which any Person (other than a Cisneros Entity, a Hicks Muse Entity, or a Founder) becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding Common Shares of the Company (the “Outstanding Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 7(b), the following acquisitions shall not constitute a Change in Control: (W) any acquisition directly from the Company, (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust or other fiduciary) sponsored or maintained by the Company or any Affiliate, or (Z) any acquisition by any corporation pursuant to a transaction that complies with Sections 7(b)(iii)(A) and 7(b)(iii)(B); or

     (ii) A change in the composition of the Board such that individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, or who was elected or appointed to the Board directly by a class of shareholders consisting solely of Cisneros Entities, Hicks Muse Entities, or Founders, shall be considered as though such individual ‘were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; and, provided, further, that any individual who is a director of the Company immediately following the Combination Agreement Effective Time shall automatically be considered as though such individual were a member of the Incumbent Board; or

     (iii) Consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) either (I) at least 50% of, respectively, the then outstanding shares of common stock and the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Outstanding Company Common Shares and Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be, were converted pursuant to such Business Combination), and such beneficial ownership of common stock or voting power among the holders thereof is in substantially the same proportion as the beneficial ownership of Outstanding Company Common Shares and the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination or (II) the Hicks Muse Entities, the Cisneros Entities, and the Founders hold, in the aggregate, at least 50% of both the then outstanding shares of common stock and the total voting power of (1) the Surviving Corporation, or (2) if applicable, the Parent Corporation, and (B) no Person (other than a Cisneros Entity, a Hicks Muse Entity, a Founder, any corporation resulting from such Business Combination, or any employee benefit plan (or related trust or other fiduciary) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of the outstanding shares of common stock and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), except to the extent that such ownership existed prior to the Business Combination; or

     (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, other than the liquidation of the Company into a Subsidiary.

provided, however, that notwithstanding anything in this Section 7(b) or in this Plan to the contrary, the consummation of the transactions contemplated by the Combination Agreement shall not be deemed a Change in Control for purposes of this Plan.

SECTION 8. AMENDMENT AND TERMINATION

     (a) The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

     (b) The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially and adversely impair the rights of a participant under any Award theretofore granted without the participant’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or stock exchange rules. The Board may amend the terms of any Award theretofore granted, and the Committee may amend the terms of any Share Option theretofore granted other than to accelerate vesting or extend exercisability, prospectively or retroactively, but no amendment shall be made that would materially and adversely impair the rights of any participant without the participant’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules. Subject to the above provisions and to any applicable shareholder approval requirements, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules.

SECTION 9. UNFUNDED STATUS OF PLAN

     It is intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 10. GENERAL PROVISIONS

     (a) The Committee may require each person purchasing or receiving Common Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Common Shares without a view to the distribution thereof. The certificates for such Common Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Common Shares under the Plan prior to fulfillment of all of the following conditions:

     (i) Listing or approval for listing upon notice of issuance, of such shares on Nasdaq, or such other securities exchange as may at the time be the principal market for the Common Shares;

     (ii) Any registration or other qualification of such shares of the Company under any U.S. (federal, state, or local) or non-U.S. law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

     (iii) Receipt of any other consent, approval, or permit from any U.S. (federal, state, or local) or non-U.S. governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

     (b) Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its directors, officers, employees and/or consultants.

     (c) The Plan shall not constitute a contract for employment or services, and adoption of the Plan shall not confer upon any individual any right to a continued employment or services arrangement, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or services of any individual at any time.

     (d) The participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any U.S. (federal, state, or local) or non-U.S. taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Shares, including Common Shares that are part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding may be settled with Common Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Shares.

     (e) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

     (f) In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Common Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Common Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Common Shares underlying Awards that are forfeited or canceled should revert to the Company.

     (g) The Plan, the Share Option Agreements, the Restricted Share Agreements and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

     (h) Except as otherwise provided in the Plan, any Award agreement, or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

     (i) In the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable non-U.S. law.

SECTION 11. EFFECTIVE DATE OF PLAN

     The Plan shall be effective on the date (the “Effective Date”) immediately prior to the date upon which occurs the Combination Agreement Effective Time. No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards granted on or prior to such anniversary may extend beyond that date.